Exhibit 99.1

Ever-Glory Reports First Quarter 2011 Financial Results

First Quarter 2011 Highlights:

- Total net sales increased 103.6% year-over-year to $53.2 million

- Gross profit increased 67.8% year-over-year to $9.1 million

- Income from operations increased 81.1% year-over-year to $3.3 million

NANJING, China, May 11, 2011 /PRNewswire-Asia-FirstCall/ -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer based in China, today reported its financial results for the first quarter ended March 31, 2011.

During the first quarter of 2011, net sales increased 103.6% to $53.2 million compared to $26.1 million in the first quarter of 2010. The increase was primarily attributable to increased sales in Ever-Glory's retail business as well as its wholesale business in China.

Retail sales from LA GO GO, the Company's branded retail division, increased 86.5% to $12.6 million, compared to $6.8 million in the first quarter of 2010. This increase was primarily due to the increase in same store sales and new stores opened. Ever-Glory had 305 LA GO GO stores as of March 31, 2011, compared to 195 LA GO GO stores at March 31, 2010. LA GO GO stores are located in more than 20 provinces in China.

Sales generated from the Company's wholesale business increased 109.5% to $40.6 million, compared to $19.4 million in the first quarter of 2010. The increase was mainly attributable to the increased sales in China. In response to the global economic uncertainty and political instability, in mid 2010 Ever-Glory shifted its wholesale marketing effort to develop its wholesale business in the Chinese market. Management believes that Ever-Glory's expertise in supply chain management and years of experience in the wholesale business enabled the Company to quickly obtain significant orders in the Chinese wholesale market.

In the first quarter of 2011, gross profit was $9.1 million, an increase of 67.8% compared to the same period in 2010. Gross margin decreased 3.7% to 17.1% in the first quarter of 2011, compared to 20.8% in the first quarter of 2010. The decrease was mainly due to increased raw materials prices and outsourced manufacturing costs.

"In the first quarter of 2011, sales increased significantly in both our wholesale and retail segments." commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory. "We are especially encouraged by our strong performance. The total number of LA GO GO stores in China increased from 293 at the end of 2010 to 305 stores as of March 31, 2011, we expect to open additional 80-100 new stores in 2011 based on the 293 stores we had at the end of 2010.

"In 2011, we plan to continue to develop LA GO GO through perfecting design styles, improving store management efficiency and opening more stores in desired locations," continued Mr. Kang. "We are confident that, through these measures, we can enhance same-store sales, expand LA GO GO's market penetration and increase its brand influence in China."

Selling expenses increased 112.5% to $3.6 million in the first quarter of 2011 from $1.7 million in the first quarter of 2010. The increase was attributable to the enlarged number of retail employees and increased average salaries, as well as increased store decoration and marketing expenses associated with the promotion of the LA GO GO brand.

General and administrative expenses increased 15.7% to $2.2 million in the first quarter of 2011 from $1.9 million in the first quarter of 2010. As a percentage of total sales, general and administrative expenses decreased to 4.2% of total sales for the three months ended March 31, 2011, compared to 7.3% of total sales for the three months ended March 31, 2010. The total general and administrative expenses increase was attributable to an increase in payroll for additional management and design and marketing staff as a result of our business expansion. The decrease in general and administrative expenses as a percentage of total sales was due to the increase in our sales.

Income from operations for the first quarter of 2011 increased 81.1% to $3.3 million, compared to $1.8 million in the first quarter of 2010.

For the first quarter of 2011, GAAP net income attributable to the Company was $2.6 million, or $0.18 per diluted share, an increase of 65.8% from $1.6 million, or $0.11 per diluted share in the first quarter of 2010. GAAP net income attributable to the Company results for in the first quarter of 2011 include approximately $0.2 million, or $0.01 per diluted share, of non-cash income related to the change in fair value of a derivative liability compared to approximately $0.1 million, or $0.01 per diluted share, of non-cash income related to the change in fair value of a derivative liability in the first quarter of 2010. Excluding these non-cash items for the first quarter 2011 and 2010, non-GAAP diluted earnings per share were $0.17 in the first quarter of 2011 compared to $0.10 in the first quarter of 2010. (see "About Non-GAAP Financial Measures" below).

Balance Sheet and Cash Flow

As of March 31, 2011, the Company had approximately $9.7 million of cash and cash equivalents, compared to approximately $3.7 million as of March 31, 2010. Ever-Glory had working capital of approximately $27.4 million as of March 31, 2011, and outstanding bank loans of approximately $19.5 million as of March 31, 2011.

Business Outlook

For the second quarter of 2011, the Company anticipates total net sales of $32 to $42 million and net income of $1.3 to $1.8 million. For full year 2011, Ever-Glory anticipates total net sales between $180 and $215 million and net income between $7.3 and $9.0 million. The full year revenue forecast is comprised of $120 to $150 million in expected wholesale revenue and $60 to $65 million in expected revenue from retail operations.

About Non-GAAP Financial Measures

This press release and presentations of management related to the subject matter of this press release contains financial measures for earnings that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") in that they exclude the items arising from the change in fair value of a derivative liability. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they reflect the essential operating activities of Ever-Glory. Readers are cautioned, however, that non-GAAP measures are subject to inherent limitations because they involve the exercise of judgment about which items are excluded in the determination of the non-GAAP financial measure.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure for the three months ended March 31, 2011 and 2010:

Adjusted Net Income

	Three Months Ended March 31,
	2011	2010
GAAP Net Income attributable to the Company	$2,611,996	$1,575,675
GAAP Diluted EPS	$0.18	$0.11

Addition:
Non-Cash Income for
Convertible Notes:	$195,800	$84,519
Diluted EPS:	$(0.01)	$(0.01)

Non GAAP Net Income:	$2,416,196	$1,491,156
Non GAAP Diluted EPS:	$0.17	$0.10
Diluted Shares used in computation	14,753,871	14,835,197

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, and Jason Jiansong Wang, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-2100 and referring to the confirmation code 9102398. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com.

A replay of the call will be available from 11:30 am May 11, 2011 through May 18, 2011 Eastern Time by calling # 1-858-384-5517; pin number: 9102398.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of Ever-Glory International Group, Inc. (the "Company") are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, market acceptance of the Company's products and offerings, development and expansion of the Company's wholesale and retail operations, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves (including, without limitation, the revenue, net income and new retail store projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact Information

Company Contact
Yanhua Huang
Tel: +86-25-5209-6875

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)

	2011	2010

NET SALES	$53,208,237	$26,139,546

COST OF SALES	44,096,225	20,710,524

GROSS PROFIT	9,112,012	5,429,022

OPERATING EXPENSES
Selling expenses	3,589,105	1,689,173
General and administrative expenses	2,211,842	1,911,418
Total Operating Expenses	5,800,947	3,600,591

INCOME FROM OPERATIONS	3,311,065	1,828,431

OTHER (EXPENSES) INCOME
Interest income	22,473	68,108
Interest expense	(262,251)	(119,039)
Change in fair value of derivative liability	195,800	84,519
Other income	23,930	3,209
Total Other (Expenses) Income	(20,048)	36,797

INCOME BEFORE INCOME TAX EXPENSE	3,291,017	1,865,228

INCOME TAX EXPENSE	(679,021)	(230,852)

NET INCOME	2,611,996	1,634,376

NET INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST		(58,701)

NET INCOME ATTRIBUTABLE TO THE COMPANY	$2,611,996	$1,575,675

NET INCOME	$2,611,996	$1,634,376

Foreign currency translation gain	236,835	34,133

COMPREHENSIVE INCOME	2,848,831	1,668,509

COMPREHENSIVE INCOME ATTRIBUTABLE TO
THE NONCONTROLLING INTEREST	-	58,721

COMPREHENSIVE INCOME ATTRIBUTABLE TO
THE COMPANY	$2,848,831	$1,609,788

NET INCOME PER SHARE
Attributable to the Company's common stockholders
Basic	$0.18	$0.11
Diluted	$0.18	$0.11
Weighted average number of shares outstanding
Basic	14,753,871	14,720,425
Diluted	14,753,871	14,835,197